EXHIBIT 5.1
                            Arnall Golden Gregory LLP
                            2800 One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3450
                                                            Phone (404) 873-8500
                                                              Fax (404) 873-8501

                                August 21, 2002

SYSCO CORPORATION
SYSCO International, Co.
1390 Enclave Parkway
Houston, Texas  77077-2027

     Re: Legality of the 6.10% notes due 2012 being registered

Ladies and Gentlemen:

     We render this opinion in connection with the Registration Statement on Form S-4 (the "Registration Statement") of SYSCO International, Co., a Nova Scotia unlimited liability company ("SYSCO International"), and SYSCO Corporation, a Delaware corporation ("SYSCO"), relating to $200,000,000 in aggregate principal amount of SYSCO International's 6.10% Notes due 2012 (the "Exchange Notes"). The Exchange Notes are being offered pursuant to an exchange offer (the "Exchange Offer") in exchange for SYSCO International's outstanding 6.10% Notes due 2012. The Exchange Notes are unconditionally guaranteed (the "Guarantees") by SYSCO.

     In connection with this opinion, we, as outside securities counsel to SYSCO International and SYSCO, have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Indenture (the "Indenture") dated as of May 23, 2002 among SYSCO International, as issuer, SYSCO, as guarantor, and Wachovia Bank, National Association, as trustee (the "Trustee"),
(ii) the Registration Statement, (iii) the form of the Exchange Notes as set forth in the Indenture, and (iv) all such additional agreements, certificates and other documents as we have deemed necessary to form a basis for this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals (and the authenticity of such originals) of all documents submitted to us as copies. We have, when relevant facts material to our opinion were not independently established by us, relied upon certificates of public officials and certificates and other written statements of officers of SYSCO International and SYSCO.

     Based upon and subject to the foregoing and to the qualifications expressed below, we advise you that, in our opinion:

     (i) The Exchange Notes, when duly executed by the proper officers of SYSCO International, duly authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered in accordance with the terms of the Exchange Offer and the Indenture, will constitute valid and legally binding obligations of SYSCO International, enforceable against SYSCO International in accordance with their terms, subject to bankruptcy, insolvency, reorganization, receivership, fraudulent conveyance or transfer, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

     (ii) The Guarantees have been duly and validly authorized by SYSCO and, when the Exchange Notes are executed and delivered in accordance with the terms of the Exchange Offer and the Indenture (and when the Exchange Notes have been duly executed by the proper officers of SYSCO International, duly authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered in accordance with the terms of the Exchange Offer and the Indenture), will constitute valid and binding obligations of SYSCO, enforceable against SYSCO in accordance with their terms, subject to bankruptcy, insolvency, reorganization, receivership, fraudulent conveyance or transfer, moratorium and



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other laws of general  applicability  relating to or affecting creditors' rights and to general equitable principles.

     We express no opinion herein as to the laws of any jurisdiction other than the laws of the State of New York, the laws of the State of Delaware and the Delaware General Corporation Law.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" contained therein and elsewhere in the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.

                                Very truly yours,

                                ARNALL GOLDEN GREGORY LLP

                                /s/ ARNALL GOLDEN GREGORY LLP



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